Exhibit 99.1

Monotype Imaging Announces Resignation of Chief Financial Officer

WOBURN, Mass.--(BUSINESS WIRE)--Monotype Imaging Holdings Inc. (Nasdaq: TYPE), a leading global provider of text imaging solutions, today announced that on May 13, 2008, Jacqueline D. Arthur resigned as the company’s senior vice president, principal financial officer, chief financial officer, treasurer and assistant secretary to pursue another opportunity. Ms. Arthur’s resignation is effective June 30, 2008, and she will continue to work with the company, assisting with transitional matters, until that time. The company has begun a search for Ms. Arthur’s successor.

“Monotype Imaging is appreciative of Jacquie’s contributions during her tenure and we wish her well in her future endeavors. We are fortunate to have a capable financial team to ensure a smooth transition while we search for a new CFO,” said Doug Shaw, president and chief executive officer of Monotype Imaging.

About Monotype Imaging

Monotype Imaging is a global provider of text imaging solutions for manufacturers and developers of consumer electronics devices including laser printers, copiers, mobile phones, digital televisions, set-top boxes, digital cameras and software applications and operating systems. The company also provides printer drivers and color imaging technologies to OEMs (original equipment manufacturers). Monotype Imaging technologies are combined with access to more than 10,000 typefaces from the Monotype®, Linotype® and ITC® typeface libraries – home to some of the world’s most widely used designs, including the Times New Roman®, Helvetica® and ITC Franklin Gothic™ typefaces. Fonts are licensed to creative and business professionals through custom font design services, direct sales or e-commerce portals. Monotype Imaging offers fonts and industry-standard solutions that support all of the world’s major languages. The company is based in Woburn, Mass., with regional offices in the U.K., Germany (Linotype), Mt. Prospect, Ill., Redwood City, Calif., Boulder, Colo., Japan and China. Information about Monotype Imaging and its products can be found at www.monotypeimaging.com, www.fonts.com, www.linotype.com, www.monotypefonts.com, www.itcfonts.com, www.customfonts.com, www.fontwise.com, www.fonts.hk and www.faces.co.uk.

Monotype is a trademark of Monotype Imaging Inc. registered in the U.S. Patent and Trademark Office and may be registered in certain jurisdictions. Times New Roman is a trademark of The Monotype Corp. registered in the U.S. Patent and Trademark Office and may be registered in certain jurisdictions. ITC is a trademark of International Typeface Corp. registered in the U.S. Patent and Trademark Office and may be registered in certain jurisdictions. ITC Franklin Gothic is a trademark of International Typeface Corp. and may be registered in certain jurisdictions. Linotype is a trademark of Linotype GmbH registered in the U. S. Patent and Trademark Office and may be registered in certain jurisdictions. Helvetica is a trademark of Linotype Corp. registered in the U.S. Patent and Trademark Office and may be registered in certain jurisdictions in the name of Linotype Corp. or its licensee Linotype GmbH. All other trademarks are the property of their respective owners. © 2008 Monotype Imaging Holdings Inc. All rights reserved.

Source: Monotype Imaging Inc.

CONTACT:
Monotype Imaging Holdings Inc.
Mary Norton, 781-970-6120
ir@monotypeimaging.com